UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report: February 19, 2009
(Date of earliest event reported)
KB HOME
(Exact name of registrant as specified in charter)

Delaware	1-9195	95-3666267
(State or other jurisdiction of	(Commision File Number)	(IRS Employer Identification No.)
incorporation)

10990 Wilshire Boulevard, Los Angeles, California	90024
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 231-4000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) Fiscal Year 2009 Incentive Compensation Program
On February 19, 2009, the Management Development and Compensation Committee (the “Committee”) of KB Home (the “Company”) determined that the payment of any fiscal year 2009 incentive compensation to Jeffery T. Mezger, President and Chief Executive Officer; William R. Hollinger, Senior Vice President and Chief Accounting Officer; Glen Barnard, Senior Vice President, KBnxt Group; and Kelly Masuda, Senior Vice President and Treasurer (collectively, the Company’s “Named Executive Officers”) shall be subject to the achievement of certain levels of performance with respect to two objective performance goals under the Amended and Restated KB Home 1999 Incentive Plan. The first performance goal is based on achievement of specified levels of pre-tax income or loss of the Company, and the second is based on achievement of specified levels of operating cash flow.
If the specified threshold level of performance with respect to either goal is achieved, the fiscal year 2009 incentive compensation program will fund at its maximum level, and the payout opportunities for each of the Named Executive Officers shall be as set forth in the table below. The target percentage is a percentage of base salary, while the threshold percentage is equal to 25% of the target, and the maximum percentage is equal to 200% of the target. Furthermore, in all cases, the amount of incentive compensation actually paid can be reduced or eliminated at the discretion of the Committee.

	Threshold Percentage	Target Percentage	Maximum Percentage
Jeffrey T. Mezger	50%	200%	400%
William R. Hollinger	20%	80%	160%
Glen Barnard	20%	80%	160%
Kelly Masuda	20%	80%	160%

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 25, 2009

KB Home
By:	/s/ Wendy C. Shiba
Wendy C. Shiba
Executive Vice President, General Counsel and Secretary